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EXHIBIT 99.4

                 AMERITRADE HOLDING CORPORATION and SUBSIDIARIES
           Unaudited Pro Forma Combined Condensed Financial Statements

         On April 2, 2001, Ameritrade Holding Corporation, a Delaware corporation (the "Company") completed the acquisition of TradeCast Inc., a Delaware corporation ("TradeCast"). The acquisition was effected pursuant to a merger whereby TC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the "Merger Sub"), was merged with and into TradeCast and pursuant to an acquisition of all of the partnership and limited liability interests in two subsidiaries of TradeCast held by ForTradeCast L Partners, L.P., a Texas limited partnership ("ForTradeCast L"), and ForTradeCast S Partners, L.P., a Texas limited partnership ("ForTradeCast S"). The acquisition was pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 13, 2001, as amended March 30, 2001, among the Company, TradeCast, the Merger Sub and the Stockholders of TradeCast; and an Interest Purchase Agreement (the "Interest Purchase Agreement"), dated as of February 13, 2001, as amended March 30, 2001, among the Company, ForTradeCast L and ForTradeCast S. As a result of the acquisition, TradeCast has become a wholly-owned subsidiary of the Company, and the Company has acquired all of the ownership interest in TradeCast Investments Ltd., a Texas limited partnership ("TradeCast Ltd."). TradeCast Ltd., through its subsidiaries, is a leading provider of direct access trade execution and software designed for the active trader.

         Pursuant to the terms of the Merger Agreement and Interest Purchase Agreement, the Company issued 7,500,000 shares of its Class A Common Stock to the Stockholders of TradeCast and to ForTradeCast L and ForTradeCast S, including 375,000 shares which are being held in escrow pursuant to the indemnification provisions of the Merger Agreement. In addition, the Company granted options to purchase 168,365 shares of the Company's Class A Common Stock to employees of TradeCast Ltd. and its subsidiaries pursuant to the terms of the Merger Agreement. The Company also issued an additional 712,500 shares of its Class A Common Stock in connection with the acquisition which are being held in escrow and may be released based on future performance, and may issue an additional 37,500 shares of its Class A Common Stock to an employee of TradeCast Ltd. based on future performance and employment.

         The accompanying unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations which may be reported in future periods nor the financial position or results of operations which actually would have been realized had the Company and TradeCast Ltd. been a combined company during the specified periods, nor had the acquisition been consummated on the date indicated. Actual statements of operations of the companies have been combined commencing from April 2, 2001, the effective date of the acquisition. The unaudited pro forma combined condensed financial statements and related notes are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements and related notes of TradeCast Ltd. included and incorporated by reference elsewhere in this filing, and the historical financial statements and related notes of the Company contained in the Company's Annual Report on Form 10-K for the year ended


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September 29, 2000, and Quarterly Reports on Form 10-Q for the quarters ended
March 30, 2001 and June 29, 2001.

         The accompanying unaudited pro forma combined condensed financial statements give effect to the acquisition by the Company of TradeCast Ltd. using the purchase method of accounting. The unaudited pro forma combined condensed financial statements are based upon the respective historical audited and unaudited consolidated financial statements and related notes of the Company and TradeCast Ltd. The pro forma adjustments are preliminary and are based on management's estimates of the value of the tangible and intangible assets acquired. The final adjustments may differ from those presented in these pro forma financial statements. The preliminary purchase price allocations are based on assumptions that the Company's management believes are reasonable. Final adjustments may result in a different allocation of the purchase price, which would affect the value assigned to the tangible and intangible assets or could result in a change to the statement of operations. The effect of these changes on the statement of operations would depend on the nature and amount of adjustments to the assets and liabilities. See the notes to the unaudited pro forma combined condensed financial statements.

         The unaudited pro forma combined condensed statement of operations for the six months ended March 30, 2001 assumes the acquisition took place as of September 30, 2000. A pro forma combined condensed balance sheet is not presented, since the acquisition is already reflected in the Company's condensed consolidated balance sheet presented in the Company's Quarterly Report on Form 10-Q for the quarter ended June 29, 2001. The unaudited pro forma combined condensed statement of operations for the six months ended March 30, 2001 combines the Company's unaudited statement of operations for the six months ended March 30, 2001 with TradeCast Ltd.'s unaudited statement of operations for the six months ended March 31, 2001. Certain reclassifications have been made to the Company's and TradeCast Ltd.'s historical financial statements to conform to the Company's current financial statement classifications.


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                 AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED MARCH 30, 2001
                    (In thousands, except per share amounts)


                                                         HISTORICAL                 PRO FORMA ADJUSTMENTS        PRO FORMA
                                                  ------------------------        -------------------------       COMBINED
                                                  AMERITRADE     TRADECAST          AMOUNT        REFERENCE      AMERITRADE
                                                  ----------     ---------        ----------      ---------      ----------
Revenues:
  Commissions and clearing fees                   $ 158,459      $   2,771          $    --                       $ 161,230
  Interest revenue                                  113,663            171               --                         113,834
  Other                                              10,130          6,117               --                          16,247
                                                  ---------      ---------          -------                       ---------
    Total revenues                                  282,252          9,059               --                         291,311
  Client interest expense                            32,344             --               --                          32,344
                                                  ---------      ---------          -------                       ---------
    Net revenues                                    249,908          9,059               --                         258,967
                                                  ---------      ---------          -------                       ---------

Expenses excluding client interest:
  Employee compensation and benefits                 81,667          3,686               --                          85,353
  Communications                                     19,693          1,771               --                          21,464
  Occupancy and equipment costs                      45,406          1,245              975          (a)             47,626
  Professional services                              33,427          3,583           (2,830)         (b)             34,180
  Interest on borrowings                              7,537             64               --                           7,601
  Other                                              20,246            978            2,503          (c)             23,727
                                                  ---------      ---------          -------                       ---------
    Total operating expenses                        207,976         11,327              648                         219,951
                                                  ---------      ---------          -------                       ---------

    Operating margin                                 41,932         (2,268)            (648)                         39,016

  Advertising                                       107,832            192               --                         108,024
  Debt conversion expense                            62,082             --               --                          62,082
                                                  ---------      ---------          -------                       ---------
Loss before income taxes                           (127,982)        (2,460)            (648)                       (131,090)

Income tax benefit                                  (50,759)            --             (984)         (d)            (51,207)
                                                                                      1,132          (e)
                                                                                       (596)         (f)
                                                  ---------      ---------          -------                       ---------
Net loss                                          $ (77,223)     $  (2,460)         $  (200)                      $ (79,883)
                                                  =========      =========          =======                       =========
Basic loss per share                              $   (0.43)                                                      $   (0.43)
Diluted loss per share                            $   (0.43)                                                      $   (0.43)

Weighted average shares outstanding - basic         179,378                           7,125          (g)            186,503
Weighted average shares outstanding - diluted       179,378                           7,125          (g)            186,503





SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS.



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AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES
Notes to Unaudited Pro Forma Combined Condensed Financial Statements

1.       Pro Forma Adjustments

Certain pro forma adjustments have been made to the accompanying unaudited pro forma combined condensed financial statements, based on the acquisition of all of the ownership interests of TradeCast Ltd. for approximately $67 million, which represents 7,125,000 shares of the Company's Class A common stock issued and released as of April 2, 2001 in exchange for all of the ownership interests in TradeCast Ltd.

The unaudited pro forma combined condensed statement of operations for the six months ended March 30, 2001 gives effect to the acquisition as if it had occurred on September 30, 2000 and reflects the issuance and release of 7,125,000 shares of the Company's Class A Common Stock to the owners of TradeCast Ltd. and the recording of the entries required under the purchase method of accounting. The total purchase price has been allocated to the tangible and intangible assets and liabilities of TradeCast Ltd. based on their estimated fair values. The amounts and components of the purchase price, along with the preliminary allocation of the purchase price, are presented below. Amounts are in thousands.


                                 Purchase Price

Class A common stock issued                                        $ 63,763
Cash acquired, net of acquisition costs                              (1,215)
Fair value of stock options granted to TradeCast Ltd. employees         512
Liabilities assumed                                                   3,511
                                                                   --------
     Total consideration                                           $ 66,571
                                                                   ========

                     Preliminary purchase price allocation

Receivable from clients, net                                       $  1,428
Property and equipment, net                                          14,663
Other assets                                                          2,668
Goodwill                                                             50,059
Deferred income taxes                                                (2,247)
                                                                   --------
     Total                                                         $ 66,571
                                                                   ========



The following adjustments have been reflected in the unaudited pro forma combined condensed financial statements:

     (a) Reflects additional amortization resulting from the portion of the purchase price allocated to software. The pro forma adjustment assumes the software is amortized on a straight-line basis over an estimated life of five years.


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     (b) Reflects an adjustment to remove nonrecurring investment banking and legal expenses incurred by TradeCast Ltd. prior to the closing of the acquisition, which were directly related to the acquisition.

     (c) Reflects the amortization of goodwill from the allocation of the purchase price. The pro forma adjustment assumes goodwill amortization on a straight-line basis over an estimated life of 10 years.

     (d) Reflects income tax benefits derived from TradeCast Ltd.'s losses, computed at 40% (the Company's marginal tax rate.)

     (e) Reflects the income tax effect of pro forma adjustment (b), computed at 40% (the Company's marginal tax rate.)

     (f) Reflects income tax benefits derived from the deductible portion of goodwill and intangible asset amortization, computed at 40% (the Company's marginal tax rate.) The purchase of ownership interests from ForTradeCast L and ForTradeCast S will be treated as a taxable asset acquisition of a pro-rata portion of TradeCast Ltd.'s assets. Therefore, approximately $15 million of tax goodwill is tax deductible.

     (g) Reflects the impact of shares of the Company's Class A Common Stock issued as consideration in the acquisition as if outstanding from the beginning of the period.



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